SUB-ADVISORY AGREEMENT

THIS SUB-ADVISORY AGREEMENT (this “Agreement”) is made as of March 1, 2022 (the “Effective Date”), by and between Cary Street Partners Asset Management LLC (“Adviser”) and Fairlead Strategies LLC (“Sub-Adviser”), an investment adviser organized under the laws of the State of Connecticut and registered as an investment adviser with the U.S. Securities and Exchange Commission (the “SEC”) under the Investment Advisers Act of 1940, as amended (the “Advisers Act”).

WHEREAS, Adviser has by separate contract agreed to serve as the investment adviser to the Fairlead Tactical Sector Fund (the “Fund”), a series portfolio of the Capitol Series Trust (the Trust”), an Ohio business trust registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end diversified management investment company;

WHEREAS, Adviser’s contract with the Trust allows it to delegate certain investment advisory services to other parties;

WHEREAS, Sub-Adviser owns all rights to certain models, investment strategies and algorithms, and all associated technology, data, know-how, source code, software, computer programs, data sets, trading methods or strategies, inventions, copyrighted works, works of authorship, trade secrets, proprietary information and other intellectual property therein, which the Sub-Adviser uses in making portfolio trading decisions for the Fund, and as further described in section 7 below (collectively, the “Fairlead Investment Strategy”); and

WHEREAS, Adviser desires to retain Sub-Adviser to perform certain discretionary investment sub-advisory services for the Fund, and Sub-Adviser is willing to perform such services;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1.	SERVICES.

(a)	INVESTMENT PROGRAM. Subject to the control and supervision of the Board of Trustees of the Fund (the “Board”) and Adviser, Sub-Adviser shall, at no expense to the Fund or the Trust, employ the Fairlead Investment Strategy to continuously furnish to the Fund an investment program for all of the Fund’s assets and have full discretion to make investment decisions with respect to the purchase and sale of portfolio securities for the Fund.

In the performance of its duties, Sub-Adviser will act in the best interests of the Fund and will comply with:

(i)	applicable laws and regulations, including, but not limited to, the 1940 Act;

(ii)	the terms of this Agreement;

(iii)	the stated investment objective, policies and restrictions of the Fund, as stated in the then-current registration statement of the Fund; and

(iv)	such other guidelines as the Board or Adviser may establish from time to time in consultation with Sub-Adviser.

Adviser shall be responsible for providing Sub-Adviser with the Trust’s Declaration of Trust, as filed with the Secretary of State of Ohio on September 27, 2013, and all amendments thereto or restatements thereof, the Trust’s Bylaws and amendments thereto, resolutions of the Trust’s Board authorizing the appointment of Sub-Adviser and approving this Agreement and current copies of the materials specified in Subsections (a)(iii) and (iv) of this Section 1. At such times as may be reasonably requested by the Board or Adviser, Sub-Adviser will provide investment analysis and reports concerning the tactical strategy employed by the Fund.

(b)	AVAILABILITY OF SUB-ADVISER. Sub-Adviser, at no expense to the Fund or the Trust, will provide or make available to Adviser and/or the Board information and access to its portfolio managers and other appropriate personnel for periodic commentaries regarding the performance of the Fund as may be reasonably requested from time to time by Adviser, the Board, Chief Compliance Officer of the Trust (“Trust CCO”) or as otherwise may be specified by Adviser in any due diligence and oversight procedures, including any quarterly certifications and compliance reports, that the Adviser and/or Trust CCO may establish and amend from time to time (the “Procedures”).

(c)	EXPENSES. Sub-Adviser, at its expense, is responsible for and will pay all expenses incurred in connection with its performance of this Agreement and any other expenses Sub-Adviser agrees in writing to bear. Adviser agrees to reimburse Sub-Advisor for (i) all fees and expenses payable to Richmond Quantitative Advisors, LLC (“RQA”) in connection with that certain data management and consulting agreement between Sub-Adviser and RQA dated as September 29, 2021, and (ii) those expenses set forth in Schedule A hereto. This reimbursement shall commence on a go-forward, pro-rata basis as of the date of this Agreement’s execution, and shall be subject to the catch-up provision as outlined in Schedule A. Sub-Adviser shall not be obligated pursuant to this Agreement to pay any expenses of or for the Fund or of Adviser that are not expressly assumed by Sub-Adviser pursuant to this Agreement.

(d)	COMPLIANCE REPORTS. Sub-Adviser, at no expense to the Fund or the Trust, will provide Adviser and/or Trust CCO with periodic compliance reports relating to its duties under this Agreement and on an as needed basis, but shall furnish such compliance reports at least on a quarterly basis. Such compliance reports shall, at a minimum, contain information required by the Procedures, and they shall be delivered as frequently as the Procedures may call for or as frequently as may be reasonably requested by Adviser, the Board and/or Trust CCO.

(e)	VALUATION. As may be reasonably requested from time to time by the Adviser and the Fund’s other service providers, Sub-Adviser shall assist in the valuation of the portfolio securities of the Fund and obtain information about securities that may be purchased for the Fund by the Sub-Adviser with respect to which reliable prices are not available through customary pricing services and otherwise assist the Fund in pricing such assets appropriately, Sub-Adviser agrees to make commercially reasonable efforts to promptly bring to the attention of Adviser any events that Sub-Adviser determines to be “significant events” that may come to the attention of Sub-Adviser and that Sub-Adviser believes are reasonably likely to affect the price of such securities. Adviser acknowledges and agrees that (i) any such information provided by SubAdviser may be proprietary to Sub-Adviser or otherwise consist of nonpublic information, (ii) nothing in this Agreement shall require Sub-Adviser to provide any information in contravention of applicable legal or contractual requirements, and (iii) any such information will be used only for the purpose of pricing portfolio securities and will be maintained as confidential; provided, however, that none of the conditions in this sentence shall preclude the Trust’s CCO (x) from having access to such information, (y) from making appropriate public disclosures or (z) from maintaining such information as part of the Trust’s books and records as required by federal securities laws.

(f)	EXECUTING PORTFOLIO TRANSACTIONS. Adviser will place all orders pursuant to Sub-Adviser’s investment determinations for the Fund either directly with the issuer or through broker-dealers selected by Adviser. Additional broker-dealers may be suggested by Sub-Adviser, and Adviser’s approval of such broker-dealers may not be unreasonably withheld. Adviser shall use its best efforts to obtain for the Fund the most favorable price and execution available, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services as described below. In using its best efforts to obtain the most favorable price and execution available, Adviser, bearing in mind the Fund’s best interests at all times, shall consider all factors it deems relevant, including by way of illustration, price, the size of the transaction, the nature of die market for the security, the amount of the commission and dealer’s spread or mark-up, the timing of the transaction taking into account market prices and trends, the reputation, experience and financial stability of the broker-dealer involved, the general execution and operational facilities of the broker- dealer and the quality of service rendered by the broker-dealer in other transactions. Subject to such policies as the Board may determine, Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Fund to pay a broker-dealer that provides brokerage and research services to Sub-Adviser an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker-dealer offering equally good execution capability in the portfolio investment would have charged for effecting that transaction if Sub-Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker-dealer, viewed in terms of either that particular transaction or SubAdviser’s overall responsibilities with respect to the Fund and to other clients of Sub-Adviser as to which Sub-Adviser exercises investment discretion. Any entity or person associated with Adviser or Sub-Adviser that is a member of a national securities exchange is authorized to effect any transaction on such exchange for the account of the Fund that is permitted by Section 11 (a) of the Securities Exchange Act of 1934, as amended, and Sub-Adviser and/or Adviser may retain compensation for such transactions. Sub-Adviser shall recommend brokers for inclusion on an approved broker list for the Fund, subject to approval by the Adviser.

(g)	PROXY VOTING. Adviser shall vote proxies for the Fund in a manner consistent with the Adviser’s Proxy Voting Policy and the Fund’s disclosure documents and keep the Fund and Sub-Adviser informed as to such voting. Adviser shall assist the Trust CCO in compiling the proxy voting record for submission to the Securities and Exchange Commission (“SEC”) on Form N- PX on a periodic basis and shall, upon request, review drafts of such submission prior to filing.

2.	CODE OF ETHICS. Sub-Adviser has adopted a written code of ethics (“Sub-Adviser’s Code of Ethics”) that complies with the requirements of Rule 17j-l under the 1940 Act. Sub-Adviser shall provide the Sub-Adviser’s Code of Ethics to the Trust prior to this Agreement being presented to the Board for initial approval, as well as the certification contemplated by Rule 17j-l. Sub-Adviser shall seek to ensure that its Access Persons (as defined in the Sub-Adviser’s Code of Ethics) comply in all material respects with the SubAdviser’s Code of Ethics, as in effect from time to time. Thereafter, upon request, SubAdviser shall provide the Trust with a (i) copy of Sub-Adviser’s Code of Ethics, as in effect from time to time, and any proposed amendments thereto that the Trust CCO determines should be presented to the Board, and (ii) certification that it has adopted procedures reasonably necessary to prevent Access Persons from engaging in any conduct prohibited by Sub-Adviser’s Code of Ethics. Annually, Sub-Adviser shall furnish a written report to the Board, which complies with the requirements of Rule 17j-l, concerning Sub-Adviser’s Code of Ethics. Sub-Adviser shall respond to requests for information from the Trust as to violations of Sub-Adviser’s Code of Ethics by Access Persons and the sanctions imposed by Sub-Adviser. Sub-Adviser shall notify the Trust as soon as practicable after it becomes aware of any material violation of Sub-Adviser’s Code of Ethics, whether or not such violation relates to a security held by any Fund.

3.	BOOKS AND RECORDS. Pursuant to applicable rules under the 1940 Act and other relevant laws, including the Advisers Act, Sub-Adviser agrees that: (a) all records it maintains for the Fund are the property of the Fund; (b) it will surrender promptly to the Trust or Adviser any such records (or copies of such records) upon request from Adviser, the Trust or Trust CCO; (c) it will maintain the records that the Fund and Adviser are required to maintain pursuant to the 1940 Act and the Advisers Act insofar as such records relate to Sub-Adviser’s services pursuant to this Agreement; and (d) it will preserve for the periods prescribed by the 1940 Act and the Advisers Act the records it maintains for the

Fund. Notwithstanding subsection (b) above, Sub-Adviser may maintain copies of such records to comply with its recordkeeping obligations.

4.	OTHER RELATIONSHIPS. It is understood that Sub-Adviser, Adviser, and persons controlled by or under common control with Sub-Adviser or Adviser have, and will continue to have, advisory, management service and other agreements with other organizations and persons, as well as other interests and businesses. Nothing in this Agreement is intended to preclude such other business relationships or prohibit SubAdviser or Adviser from providing investment advisory services (discretionary, nondiscretionary or research) to their other clients, employing investment strategies similar to or different from those pursued for the Fund, consistent with their fiduciary duty not to trade ahead of the Fund on their own behalf or on behalf of their clients or personnel. Notwithstanding the foregoing, neither party (nor its key personnel furnishing services with respect to the Fund) may perform services similar to those performed by such party for the Fund for any exchange-traded fund with a substantially similar investment strategy to that of the Fund during the Term of this Agreement and for a period of one year following the termination of this Agreement This provision is waived with respect to a party in the event that this Agreement is terminated without cause by the other party.

5.	REPRESENTATIONS AND WARRANTIES.

(a)	Sub-Adviser represents and warrants to Adviser as follows:

(i)	PROPERLY REGISTERED. Sub-Adviser is registered with the SEC as an investment adviser under the Advisers Act, and will remain so registered for the duration of this Agreement. Sub-Adviser is not prohibited by the Advisers Act or the 1940 Act from performing the services contemplated by this Agreement, and to the best knowledge of Sub-Adviser, there is no proceeding or investigation that is reasonably likely to result in Sub-Adviser being prohibited from performing the services contemplated by this Agreement. Sub-Adviser agrees to promptly notify the Trust of the occurrence of any event that would disqualify Sub-Adviser from serving as an investment adviser to an investment company. Sub-Adviser is in compliance in all material respects with all applicable federal and state law in connection with its investment management operations.

(ii)	ADV DISCLOSURE. Sub-Adviser has provided the Board with a copy of its Form ADV and will, promptly after amending its Form ADV, furnish a copy of such amendments to the Trust. The information contained in SubAdviser’s Form ADV is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. Adviser on behalf of itself and on behalf of the Fund acknowledges receipt of a copy of Part 2a and Part 2b of the Sub-Adviser’s Form ADV in compliance with Rule 204-3(b) under the Advisers Act, as amended.

(iii)	FUND DISCLOSURE DOCUMENTS. Sub-Adviser has reviewed and will in the future review the registration statement and any amendments or supplements thereto, the annual or semi-annual reports to shareholders, other reports filed with the SEC and any marketing material of the Fund (collectively the “Disclosure Documents”) and represents and warrants that with respect to disclosure about Sub-Adviser, the manner in which SubAdviser manages the Fund or information relating directly or indirectly to Sub-Adviser, such information provided by Sub-Adviser in connection with the preparation of such Disclosure Documents contains or will contain, as of the date thereof, no untrue statement of any material fact and does not and will not omit any statement of material fact which was required to be stated therein or necessary to make the statements contained therein not misleading.

(iv)	INSURANCE. Sub-Adviser maintains errors and omissions insurance coverage in an appropriate amount and shall provide prior written notice to the Trust (i) of any material changes in its insurance policies or insurance coverage, or (ii) if any material claims will be made on its insurance policies. Furthermore, Sub-Adviser shall, upon reasonable request, provide the Trust and Adviser with any information it may reasonably require concerning the amount of or scope of such insurance.

(v)	NO DETRIMENTAL AGREEMENT. Other than allocation and aggregation policies and procedures that are reasonably designed to seek to treat all of the Sub-Adviser’s clients equitably, Sub-Adviser has no arrangement or understanding with any party, other than Adviser and the Trust, that would influence the decision of Sub-Adviser with respect to its selection of securities for the Fund and its management of the assets of the Fund, and that all selections shall be done in accordance with what is in the best interest of the Fund.

(vi)	CONFLICTS. Sub-Adviser shall act honestly, in good faith and in the best interests of the Fund. Sub-Adviser maintains a Code of Ethics, which defines the standards by which Sub-Adviser conducts its operations consistent with its fiduciary duties and other obligations under applicable law.

(vii)	REPRESENTATIONS. The representations and warranties in this Section 5(a) shall be deemed to be made on the date this Agreement is executed and at the time of delivery of the quarterly compliance report required by Section 1(d).

(b)	Adviser represents and warrants to Sub-Adviser as follows:

(i)	PROPERLY REGISTERED. Adviser is registered with the SEC as an investment adviser under the Advisers Act, and will remain so registered for the duration of this Agreement. Adviser is not prohibited by the Advisers

Act or the 1940 Act from performing the services contemplated by this Agreement, and to the best knowledge of Adviser, there is no proceeding or investigation that is reasonably likely to result in Adviser being prohibited from performing the services contemplated by this Agreement. Adviser agrees to promptly notify Sub-Adviser of the occurrence of any event that would disqualify Adviser from serving as an investment adviser to an investment company. Adviser is in compliance in all material respects with all applicable federal and state law in connection with its investment management operations.

(ii)	ADV DISCLOSURE. Adviser has provided the Board with a copy of its Form ADV and will, promptly after amending its Form ADV, furnish a copy of such amendments to the Sub-Adviser. The information contained in Adviser’s Form ADV is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

(iii)	FUND DISCLOSURE DOCUMENTS. Adviser has reviewed and will in the future review the Disclosure Documents and represents and warrants that with respect to disclosure about Adviser, the manner in which Adviser oversees the Fund or information relating directly or indirectly to Adviser, such information provided by Adviser in connection with the preparation of such Disclosure Documents contains or will contain, as of the date thereof, no untrue statement of any material fact and does not and will not omit any statement of material fact which was required to be stated therein or necessary to make the statements contained therein not misleading.

(iv)	INSURANCE. Adviser maintains errors and omissions insurance coverage in an appropriate amount and shall provide prior written notice to SubAdviser (i) of any material changes in its insurance policies or insurance coverage, or (ii) if any material claims will be made on its insurance policies.

(v)	CONFLICTS. Adviser shall act honestly, in good faith and in the best interests of its clients and the Fund. Adviser maintains a Code of Ethics, which defines the standards by which Adviser conducts its operations consistent with its fiduciary duties and other obligations under applicable law.

(vi)	REPRESENTATIONS. The representations and warranties in this Section 5(b) shall be deemed to be made on the date this Agreement is executed and at the time of Sub-Adviser’s delivery of the quarterly compliance report required by Section 1(d).

6.	COMPENSATION. Adviser will pay Sub-Adviser for Sub-Adviser’s services rendered pursuant to this Agreement the compensation as set forth in Schedule A attached hereto

(“Compensation”), which schedule may be modified from time to time upon the written agreement of the parties, subject to any necessary approvals required by the 1940 Act, the rules promulgated thereunder, and the interpretations of the staff of the SEC. Such Compensation shall be payable for each quarter within ten (10) business days after the end of such quarter, and shall be paid by Adviser (and not by the Fund). If Sub-Adviser shall serve for less than the whole of a quarter, the Compensation as specified shall be prorated as of the effective date of termination. Adviser and Sub-Adviser shall, and hereby agree to, maintain accurate records of the costs and expenses requiring reimbursement pursuant to Schedule A and share such records with the other party upon request.

7.	CONFIDENTIALITY: IP OWNERSHIP.

(a)	Adviser acknowledges and agrees that the Fairlead Investment Strategy has been developed, compiled and prepared by Sub-Adviser through the application of methods and standards of judgment developed and applied through the expenditure of substantial valuable time, effort and money and constitutes the intellectual property and trade secrets of Sub-Adviser. Notwithstanding anything to the contrary in this Agreement, Sub-Adviser shall retain all ownership interests and rights in the Fairlead Investment Strategy, and any modifications thereto, which shall remain the exclusive property of SubAdviser during and after the Term of this Agreement. To facilitate the orderly wind-down of the Fund, upon the expiration or termination of this Agreement, Sub-Adviser shall, and hereby agrees to, license the Fairlead Investment Strategy to Adviser until the earlier to occur of (i) ninety (90) days following the date on which the Term of this Agreement ends and (ii) the date on which the affairs of the Fund are wound-down and terminated, provided that Adviser pays a licensing fee to Sub-Adviser equal to the Compensation payable for sub-advisory services during the Term of the Agreement.

(b)	Except as expressly authorized in this Agreement or as required by applicable law, regulation or court order, each party hereto and its affiliates (each, for purposes of this section, the “Recipient Party”) shall keep confidential and shall not use or disclose, except with the consent of the other party hereto (each, for purposes of this section, the “Disclosing Party”), any and all non-public, proprietary or confidential information concerning the business of the Disclosing Party and/or its affiliates obtained in connection with the services rendered under this Agreement, which information is collectively referred to as “Confidential Information”; provided that the Recipient Party may make such disclosure to its directors, officers, partners, employees, agents, advisors, and representatives, including legal and compliance personnel (collectively, the “Representatives”), and to the Trust and its trustees, officers, CCO, and counsel (“Trust Representatives”) in each case who (i) need to know the Confidential Information in connection with their obligations to the Fund, (ii) have been informed of the confidential nature of such Confidential Information, (iii) have been advised that such Confidential Information is to be kept confidential and not used for any purpose other than for the benefit of the Fund, and (iv) are bound by confidentiality obligations at least as stringent as those set forth in this Agreement. Without limiting the foregoing, for purposes of this Agreement, the Fairlead Investment Strategy will be deemed Confidential Information of Sub-Adviser. However, the parties acknowledge that historic portfolio transactions and related financial records of the Fund and Adviser maintained for compliance and reporting obligations under applicable securities laws shall not constitute Confidential Information of Sub-Adviser.

(c)	The term “Confidential Information” will not include information that (i) is or becomes publicly available other than as a result of a disclosure by the Recipient Party in violation of this section, (ii) is or becomes available to the Recipient Party or its Representatives from a source other than the Disclosing Party, which source, to the knowledge of the Recipient Party or its Representatives, does not have an obligation of confidentiality to the Disclosing Party with respect to such information, (iii) was already in the Recipient Party’s possession or the possession of its Representatives prior to receiving such information from the Disclosing Party, or (iv) is developed independently by the Recipient Party or its Representatives.

(d)	Each party’s obligations of non-disclosure with regard to Confidential Information are effective as of the Effective Date and will continue during the Term of this Agreement and for five (5) years thereafter; provided, however, with respect to any Confidential Information that constitutes a trade secret (as determined under applicable law), such obligations of non-disclosure will survive the termination or expiration of this Agreement for as long as such Confidential Information remains subject to trade secret protection under applicable law.

(e)	Due to the nature of the relationships between the parties to this Agreement, the terms of this Agreement related to the compensation payable hereunder shall be kept in confidence by Adviser and Sub-Adviser. Except as required by law, including but not limited to, the 1940 Act, or otherwise permitted by the Adviser, the only permitted disclosure of the terms of this Agreement shall be (i) by Adviser to its officers, auditors, legal and compliance counsel; (ii) by Sub-Adviser to its officers, auditors, accounting firm, and legal and compliance counsel; and (iii) by either party to the Trust’s Board, officers, auditors, legal and compliance counsel, and other service providers, and to the board of trustees/directors of any other investment company that the Sub-Adviser currently serves in an advisory capacity, and in response to due diligence questionnaires related to its investment advisory business, and in the marketing of the Sub-Adviser’s other products. Either party may disclose the terms of this Agreement if under subpoena, but has to provide the other party with written notice first, to the extent permissible by law. Either party may also disclose the terms of this Agreement during an SEC examination. For all other disclosures of the terms of this Agreement, the disclosing party shall receive written approval from the other party prior to disclosure. Due to the sensitivity of the

Agreement any violation of this section by Adviser shall be deemed to be a Material Breach (defined below).

(f)	Notwithstanding the foregoing, the Board and/or the Trust shall not be precluded from disclosing the terms of this Agreement as the Board and/or the Trust deems necessary and/or appropriate.

(g)	Adviser hereby acknowledges and agrees that the investment performance information of, the investment track record, and specific investment decisions and analysis made by Sub-Adviser on behalf of the Fund (the “Track Record Information”) is the property of Sub-Adviser. During the Term of this Agreement and at all times thereafter, Sub-Adviser grants a non-exclusive license to Adviser and the Fund to use the Track Record Information.

8.	AMENDMENT OF AGREEMENT. Except to the extent permitted by applicable law, interpretation of the SEC and its staff and any exemptive orders issued by the SEC, this Agreement shall not be materially amended unless such amendment is approved by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the members of the Board who are not parties to this Agreement or interested persons of any such party, the Fund, Adviser or Sub-Adviser (the “Independent Trustees”) and, to the extent required by the 1940 Act, by the affirmative vote of a majority of the outstanding shares of the Fund.

9.	DURATION AND TERMINATION OF THE AGREEMENT. This Agreement shall become effective upon its execution; provided, however, that this Agreement shall not become effective unless it has first been approved (a) by a vote of the Independent Trustees, cast in person at a meeting called for the purpose of voting on such approval, and (b) if required under the 1940 Act, by an affirmative vote of a majority of the outstanding voting shares of the Fund. This Agreement shall remain in full force and effect continuously thereafter, except as follows:

(a)	DURATION. This Agreement will terminate automatically without the payment of any penalty, unless within two years after its initial effectiveness, and at least annually thereafter, the continuance of the Agreement is specifically approved by (i) the Board or the shareholders of the Fund by the affirmative vote of a majority of the outstanding shares of the Fund, and (ii) a majority of the Independent Trustees, by vote cast in person at a meeting called for the purpose of voting on such approval. If the continuance of this Agreement is submitted to the shareholders of the Fund for their approval and such shareholders fail to approve such continuance as provided herein, Sub-Adviser may continue to serve hereunder in a manner consistent with the 1940 Act and the rules thereunder.

(b)	TERMINATION BY THE BOARD OR SHAREHOLDERS. The Board, or pursuant to a vote of a majority of the outstanding voting shares of the Fund, the Trust, on behalf of the Fund, may at any time terminate this Agreement, without the payment of any penalty, by providing sixty (60) days’ written notice delivered or mailed by registered mail, postage prepaid, to Sub-Adviser. This Agreement may be terminated immediately by the Trust with respect to the Fund if the Board, in its reasonable discretion and having due regard to the protection of investors and to the effectuation of the policies declared in section 1(b) of the 1940 Act, finds that the services being rendered by the Sub-Adviser under this Agreement fail in a material way to provide responsible management to the Fund as reasonably expected by an investment adviser, as defined in the Advisers Act; provided that the Sub-Adviser shall have the opportunity, within ten (10) days of receipt of a written notice describing any such failure and the reasons therefor in reasonable detail, to cure the failure that is the subject of such notice.

(c)	TERMINATION BY PARTIES. Adviser may at any time terminate this Agreement, without the payment of any penalty, by providing two hundred and seventy days (270) days’ advance written notice delivered or mailed by registered mail, postage prepaid, to the Sub-Adviser and the Trust. Sub-Adviser may terminate this Agreement effective on the second anniversary of the Effective Date of this Agreement, commencing on the Effective Date, without the payment of any penalty, by providing two hundred and seventy (270) days’ advance written notice delivered or mailed by registered mail, postage prepaid, to Adviser and the Trust. If the Sub-Adviser fails to give such notice of its intent to terminate this Agreement prior to the second anniversary of this Agreement, then the Sub-Adviser may only terminate this Agreement effective as of a subsequent anniversary of the Effective Date of this Agreement by providing two hundred and seventy (270) days’ advance written notice delivered in the same manner. Notwithstanding the foregoing, in the event that: (i) the Fund’s Adviser or the Sub-Adviser engages in any conduct that ultimately results in any material SEC enforcement action taken against the Adviser or Sub-Adviser, the other party may terminate this Agreement within ninety (90) days after the public announcement of the SEC enforcement action on sixty (60) days’ written notice to the other party and the Trust. In addition, in the event that (ii) any of the Fund’s Trustees, administrator, transfer agent and/or fund accounting agent or any of their respective officers, employees or affiliates who are directly involved in servicing the Fund engage in any conduct related to the Fund that ultimately results in any material SEC enforcement action taken against such person or entity and the Board or Adviser does not take action to terminate the relationship with such person or entity with respect to the Fund, then the Sub-Adviser may terminate this Agreement within ninety (90) days after the public announcement of the SEC enforcement action on ninety (60) days’ written notice to the Adviser and the Trust.

(d)	ASSIGNMENT. This Agreement shall terminate, without the payment of any penalty, in the event of its assignment as that term is defined under the 1940 Act.

(e)	NO PREJUDICE AND TRANSITION. Any notice of termination served on Sub-Adviser by Adviser shall be without prejudice to the obligation of Sub-

Adviser to complete transactions already initiated or acted upon with respect to the Fund. Upon termination without proper notice as defined in this Agreement by Adviser, Sub-Adviser will be paid all reasonable expenses Sub-Adviser necessarily incurs in terminating the Agreement. Upon termination of this Agreement, the duties of Adviser delegated to Sub-Adviser under this Agreement automatically shall revert to Adviser.

(f)	PERSONNEL. Each party agrees not to hire personnel of the other party for one year following termination of this Agreement.

(g)	SURVIVAL. The provisions of Sections 3,7,9, and 14-25 hereof shall survive the termination or expiration of this Agreement.

10.	MATERIAL BREACH. Due to the nature of this Agreement and of the services that are to be offered under it, violations of Sections 1(d) (Compliance Reports), 5 (Representations and Warranties), 7 (Confidentiality; IP Ownership), or 11 (Notification to Adviser) would be deemed a violation of a severe nature (each a “Material Breach”). With respect to Section 6 of this Agreement, a failure to comply with the provisions thereof that is not remedied within thirty (30) days from written notification received from Sub-Adviser, shall be deemed a Material Breach. Upon a Material Breach, the injured party shall be able to:

(a)	Terminate this Agreement without penalty and without any future or further payments;

(b)	Cease to perform all actions and responsibilities to the other party;

(c)	Seek arbitration as well as court remedies both “in law” as well as “in equity;” provided that no punitive or penalty damages may be awarded; and

(d)	Recover reasonable attorney’s fees.

11.	NOTIFICATIONS

To Adviser.

Sub-Adviser promptly, within five (5) days, shall notify Adviser in writing of the occurrence of any of the following events:

(a)	Sub-Adviser shall fail to be registered as an investment adviser under the Advisers Act with the SEC;

(b)	Sub-Adviser shall fail to comply or maintain any state or federal registration requirements for all governing entities, as well as SROs, that Sub-Adviser (whether through its own business or through activities that relate to the Fund) is subject to;

(c)	Sub-Adviser or any personnel shall have been served or otherwise have reason to believe that service is imminent of any action, suit, proceeding, formal inquiry or formal investigation, at law or in equity, before or by any court, public board or body, in each case, involving the affairs of the Fund;

(d)	Sub-Adviser or any personnel are required to answer affirmatively any of the disciplinary questions found in Form ADV or on the Form U-4;

(e)	The departure of, or transfer of controlling interest in Sub-Adviser by, any management or other key personnel; or

(f)	Any other occurrence that reasonably could have a material adverse impact on the ability of Sub-Adviser to provide the services provided for under this Agreement.

Sub-Adviser promptly, within thirty (30) days, shall notify Adviser in writing of the occurrence of any of the following events;

(g)	Sub-Adviser changes its auditor, accountant, bookkeeper, counsel, or any other third party service provider that participates in a material role in the financials or reporting of financials of the firm;

(h)	Sub-Adviser hires or terminates any key personnel that perform a material role in the investment decision making process of Sub-Adviser;

(i)	Sub-Adviser hires or terminates any personnel that perform a material role in the financials or reporting of financial information of Sub-Adviser;

(j)	If there is a material change in any of the roles or responsibilities of any key personnel that perform a material role in the investment decision making process of Sub-Adviser.

(k)	If there is a material change in any of the roles or responsibilities of any key personnel that perform a material role in the financials or reporting of financials of Sub-Adviser.

To The Sub-Adviser.

Adviser promptly, within five (5) days, shall notify Sub-Adviser in writing of the occurrence of any of the following events:

(l)	Adviser shall fail to be registered as an investment adviser under the Advisers Act with the SEC;

(m)	Adviser shall fail to comply or maintain any state or federal registration requirements for all governing entities, as well as SROs, that Adviser (whether through its own business or through activities that relate to the Fund) is subject to;

(n)	Adviser or any personnel shall have been served or otherwise have reason to believe that service is imminent of any action, suit, proceeding, formal inquiry or formal investigation, at law or in equity, before or by any court, public board or body, in each case, involving the affairs of the Fund;

(o)	Adviser or any personnel are required to answer affirmatively any of the disciplinary questions found in Form ADV or on the Form U-4;

(p)	The departure of, or transfer of controlling interest in Adviser by, any management or other key personnel;

(q)	Any other occurrence that reasonably could have a material adverse impact on the ability of Adviser to provide the services provided for under this Agreement; or

Adviser promptly, within thirty (30) days, shall notify Sub-Adviser in writing of the occurrence of any of the following events:

(r)	Adviser changes its auditor, accountant, bookkeeper, counsel, or any other third party service provider that participates in a material role in the financials or reporting of financials of the firm;

(s)	Adviser hires or terminates any key personnel that perform a material role in the operations of Adviser;

(t)	Adviser hires or terminates any personnel that perform a material role in the financials or reporting of financial information of Adviser;

(u)	If there is a material change in any of the roles or responsibilities of any key personnel that perform a material role in the operations of Adviser; or

(v)	If there is a material change in any of the roles or responsibilities of any key personnel that perform a material role in the financials or reporting of financials of Sub-Adviser.

12.	USE OF NAME. Sub-Adviser hereby grants to Adviser a non-exclusive license to use the name “Fairlead” (the “Name”) in connection with the Fund, including as part of the name of the Fund, and in relation to promoting the Fund. Adviser recognizes the goodwill associated with the Name and acknowledges that such goodwill belongs exclusively to Sub-Adviser. Adviser acknowledges the exclusive right, title and interest of Sub-Adviser in and to the Name, and agrees that its use of the Name inures to the benefit of Sub-Adviser. Adviser agrees not to register, attempt to register, or attempt to obtain ownership of, on its own behalf or through a third party, in any jurisdiction, the Name, and to not enable any of Adviser’s affiliates to do the same. Adviser further agrees not to challenge or contest, directly or indirectly, Sub-Adviser’s ownership of the Name or to enable its affiliates to do the same. Adviser shall use all commercially reasonable efforts to cooperate in maintaining the Name. With Sub-Adviser’s prior approval, Adviser agrees to take all commercially reasonable action, at Sub-Advisor’s expense, to protect the Name, including without limitation the execution and filing, at Sub-Advisor’s expense, of such documents and instruments as Sub-Adviser reasonably believes to be necessary to perfect its ownership of such rights, titles and interests. Upon the termination of this Agreement, this license to use the Name shall terminate, and Adviser shall promptly request that the Trust Board change the name of the Fund.

13.	BOARD COMMUNICATION. Sub-Adviser shall be permitted reasonable access and communication with the Board, provided that Sub-Adviser shall make commercially reasonable efforts to provide Adviser with prior notice of such communication unless otherwise (i) required by the Fund’s policies and procedures, as determined in good faith by Sub-Adviser, or (ii) requested in writing by the Board. All other communications shall be directed through Adviser. Sub-Adviser shall make itself (as well as its management) available to the Board as reasonably requested and as otherwise specified in this Agreement.

14.	LIABILITY OF SUB-ADVISER. In the absence of its bad faith, negligence or reckless disregard of its obligations and duties hereunder, Sub-Adviser shall not be subject to any liability to Adviser, the Fund or their directors, Board of Trustees, officers or shareholders, for any act or omission in the course of, or connected with, rendering services hereunder. However, Sub-Adviser shall indemnify and hold harmless such parties from any and all claims, losses, expenses, obligations and liabilities (including reasonable attorney’s fees) which arise or result from Sub-Adviser’s bad faith, negligence, willful misconduct or reckless disregard of its duties hereunder.

15.	LIABILITY OF TRUSTEES AND SHAREHOLDERS. Any obligations of the Fund under this Agreement are not binding upon the Board or the shareholders individually but are binding only upon the assets and property of the Trust with respect to the Fund.

16.	LIMITATION OF LIABILITY. Sub-Adviser is expressly put on notice of the limitation of liability as set forth in the Declaration of Trust or other Trust organizational documents and agrees that the obligations assumed by the Fund shall be limited in all cases to the Fund and the Fund’s assets, and Sub-Adviser shall not seek satisfaction of any such obligation from shareholders. In addition, Sub-Adviser shall not seek satisfaction of any such obligations from the Trustees of the Trust or any individual Trustee. Sub-Adviser understands that the rights and obligations of any Fund under the Declaration of Trust or other organizational document are separate and distinct from those of any of and all other funds within the Trust.

17.	INDEMNIFICATION. Adviser and Sub-Adviser (each, an “Indemnifying Party”) agree to indemnify, defend and hold harmless the other party and its affiliates, and their respective officers, directors, partners, advisers, managers, employees and authorized agents (the “Indemnified Persons”) from and against any and all claims, damages, liabilities, losses, costs and expenses, including reasonable attorneys’ fees and costs, that such Indemnified Persons may suffer, which arise or result from the Indemnifying Party’s bad faith, negligence or willful misconduct, or the reckless disregard of its duties hereunder. The parties hereto acknowledge and agree that the Indemnifying Party’s obligation to “defend” pursuant to the foregoing sentence shall be limited to circumstances where the Indemnified Persons are named or identified as a party in any claim, action, arbitration or other dispute that may invoke the terms of this Section 17. The indemnification provided for hereunder shall be in addition to any rights that the parties may have at law or otherwise and shall survive the termination of this Agreement.

18.	SEVERABILITY. If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

19.	GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of Delaware without giving effect to the conflicts of laws principles thereof, and in accordance with the 1940 Act To the extent that the applicable laws of the State of Delaware conflict with the applicable provisions of the 1940 Act, the latter shall control.

20.	VENUE/JURISDICTION. In the event of the institution of any such action, suit or proceeding, each of the parties hereto hereby consents to the exclusive jurisdiction and venue of the state or federal courts of the (i) State of Ohio with respect to any matter in which the Trust is a named party, or (ii) State of Delaware with respect to any matter in which the Trust is not a named party, and each of the parties hereto further consents to the personal jurisdiction of such courts. Any action, suit or proceeding brought by or on behalf of any of the parties hereto relating to such matters shall be commenced, pursued, defended and resolved only in such courts and any appropriate appellate court having jurisdiction to hear an appeal from any judgment entered in such courts. The parties hereto agree that service of process may be made in any manner permitted by the rules of such courts and the laws of the State of Delaware. Each party further agrees that the exclusive choice of forum set forth in this section 20 does not prohibit the enforcement of any judgment obtained in that forum or any other appropriate forum.

21.	BINDING NATURE. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

22.	PRIVACY POLICY. Sub-Adviser acknowledges that nonpublic customer information (as defined in Regulation S-P, including any amendments thereto) of customers of the Fund received from Adviser is subject to the limitations on redisclosure and reuse set forth in Section 248.11 of such Regulation, and agrees such information (i) shall not be disclosed to any third party for any purpose without the written consent of Trust CCO unless permitted by exceptions set forth in Sections 248.14 or 248.15 of such Regulation and (ii) shall be safeguarded pursuant to procedures adopted under Section 248.30 of such Regulation if so required.

23.	ENTIRE AGREEMENT. This Agreement contains the entire understanding and agreement of the parties.

24.	DEFINITIONS. For the purposes of this Agreement, the terms “vote of a majority of the outstanding shares,” “affiliated person,” “control,” “interested person” and “assignment”

shall have their respective meanings as defined in the 1940 Act and the rules thereunder subject, however, to such exemptions as may be granted by the SEC under the 1940 Act; and references to annual approvals by the Board shall be construed in a manner consistent with the 1940 Act and the rules thereunder.

25.	MISCELLANEOUS. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. Where the effect of a requirement of the 1940 Act or the Advisers Act reflected in any provision of this Agreement is made less restrictive by a rule, or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, or order

[Signature page follows.]

IN WITNESS WHEREOF, Cary Street Partners Asset Management and Fairlead Strategies LLC have each caused this instrument to be signed in duplicate on its behalf by its duly authorized representative, all as of the day and year first above written.

Attest:	ADVISER:
CARY STREET PARTNERS ASSET
MANAGEMENT LLC

By:	By:	/s/ Thomas Herrick
	Name:	Thomas Herrick
	Title:	CIO, Managing Director

Attest:	SUB-ADVISER:
FAIRLEAD STRATEGIES LLC

By:	By:	/s/ Katherine Stockton
Name: Katherine Stockton
Title: Managing Partner

SCHEDULE A
TO THE

FAIRLEAD TACTICAL SECTOR FUND
SUB-ADVISORY AGREEMENT
BY AND BETWEEN
CARY STREET PARTNERS ASSET MANAGEMENT

AND
FAIRLEAD STRATEGIES LLC

As compensation pursuant to Section 6 (Compensation) of the Sub-Advisory Agreement by and between Cary Street Partners Asset Management LLC (“Adviser”) and Fairlead Strategies LLC (“Sub-Adviser”), Adviser shall pay Sub-Adviser the Compensation, computed and paid quarterly according to the schedule below.

The management fees received by Adviser in connection with its management of the Fund (collectively, the “Management Fees”), will be applied and paid with the following priorities:

■	First, to reimburse Adviser in full for (a) the cumulative out-of-pocket legal, accounting, filing, printing, set-up or other costs and expenses incurred from time to time in establishing or maintaining the Fund and complying with applicable securities, tax and similar laws with respect to the Fund, to the extent not previously reimbursed from the Management Fees (“Adviser Unreimbursed Fund Costs”); and (b) payments made for the purpose of securing capital for the Fund, not to exceed 9 basis points. This provision shall include reimbursement of expenses related to Richmond Quantitative Advisors, LLC (“RQA”) in connection with that certain data management and consulting agreement between Sub- Adviser and RQA dated as September 29, 2021.

■	Second, to reimburse Sub-Adviser in full for the cumulative out-of-pocket legal, accounting, filing, printing, set-up or other costs and expenses incurred (a) in connection with the negotiation of this Agreement and any amendments hereto, and (b) from time to time in connection with complying with applicable securities, tax and similar laws with respect to the Fund, to the extent not previously reimbursed from the Management Fees (“Sub-Adviser Unreimbursed Fund Costs”).

■	The point at which the Adviser Unreimbursed Fund Costs and the Sub-Adviser Unreimbursed Fund Costs have been completely eliminated from time to time is referred to as “Breakeven.”

■	At any time that the Breakeven is met, Adviser will share the Management Fees with SubAdviser as follows:

Series Assets under Management	Sub-Adviser’s Percentage of the Management Fees
Up to $150 million	50%
$150 million to $750 million	65%
Above $750 million	75%